                                                                      EXHIBIT 23

              CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to incorporation by reference in the registration statements (Nos. 333-41154, 333-41156, 333-43060, 333-59776 and 333-76578) on Form S-3 and (Nos.
333-96151, 333-31356, 333-39586, 333-97437 and 333-107737) on Form S-8 of
EasyLink Services Corporation of our report dated April 11, 2005, except as to note 2 which is as of December 5, 2005, relating to the consolidated balance sheets of EasyLink Services Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in Amendment No. 1 to the Annual Report on Form 10-K/A of EasyLink Services Corporation for the year ended December 31, 2004.

The consolidated financial statements as of December 31, 2004 and for the year then ended have been restated.

Our report dated April 11, 2005, except as to note 2, which is as of December 5, 2005, contains an explanatory paragraph that states that the Company has a working capital deficiency and an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

New York, New York
December 5, 2005